Exhibit 99.1

China Valves Technology, Inc. Raises $30 Million
In Private Placement

KAIFENG, CHINA, August 27, 2008 – China Valves Technology, Inc. (OTCBB: CVVT) ("China Valves” or the “Company"), a leading metal valve manufacturer with operations in the People's Republic of China (“PRC”), today announced that it has closed a private placement financing with a group of investors led by Pinnacle China Fund, L.P. and The Pinnacle Fund, L.P. for 16,778,523 shares of its common stock at a per share price of $1.788, generating gross proceeds of $30 million.  Brean Murray, Carret & Co. served as the lead placement agent. The Company will effect a 1 for 2 reverse split within 90 days following the closing of the transaction.

The Company intends to use the proceeds for acquisitions and working capital.  As part of the terms of the transaction, the Company has delivered 25,166,064 shares of its common stock directly or indirectly owned by management (“make good shares”) to an escrow account.  Subject to China Valves achieving certain after tax net income targets in 2008, 2009 and 2010, these make good shares shall be returned to the Company's management. The target for 2008 is $10.5 million in after tax net income. The targets for 2009 are $23.0 million and $0.369 per fully diluted share, and the targets for 2010 are $31.0 million and $0.497 per fully diluted share.  These targets are based on revenues of approximately $62.9 million in 2008, $135.6 million in 2009 and $184.9 million in 2010.

The Chinese valve market was $5.4 billion in 2006 and is expected to grow at an annual rate of 30% over the next five years, based on research from the China Valve Industry Association.   Demand is particularly strong in the oil, power and water supply industries.  The market is highly fragmented, and China Valves intends to aggressively expand its market share by further penetrating established segments, entering new segments and through strategic acquisitions.  At the same time, China Valves plans to increase profitability by leveraging its R&D capabilities to provide high end, sophisticated valve products to its customers.

“We are very pleased to have attracted the support of respected institutional investors in the U.S. capital markets,” said Mr. Siping Fang, Chairman and CEO of China Valves and Chairman of the China Valve Industry Association. “Demand for large scale and high quality valves is growing at a rapid pace in China, driven by investments in power generation, water supplies and urban infrastructure. We believe China Valves’ strong technology, manufacturing scale and brand recognition provide us with an attractive platform to take advantage of consolidation opportunities and build a national brand in this market.”

The stock issued in the private placement has not been registered under the United States Securities Act of 1933 or the securities laws of any other jurisdiction. Accordingly, these shares may not be sold by investors in the United States, except pursuant to an effective registration statement or an applicable exemption from the registration requirements.  For more detailed information on this financing, see the Company’s Current Report on Form 8-K which will be filed with the Securities and Exchange Commission on or about August 27, 2008.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

About China Valves Technology, Inc.

China Valves Technology, Inc. through its subsidiaries, Zhengzhou Zhengdie Valve Co, Ltd. and Henan Kaifeng High Pressure Valve Co., Ltd., is engaged in the development, manufacture and sale of high-quality metal valves for the electricity, petroleum, chemical, water, gas, nuclear power and metallurgy industries. One of the best known brand names in China’s valve industry, the Company’s history can be traced back to when it was formed as a state-owned enterprise in 1959. The Company’s products are the result of extensive research and development which also led to a number of patented products and manufacturing processes. China Valves has significant market shares of valve sales to a number of domestic industries, and exports to the rest of Asia and Europe. The Company’s website is http://www.cvalve.net/ ..

Safe Harbor Statement

Certain statements set forth in this press release constitute "forward-looking statements." Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance or achievements, and may contain the words "estimate," "project," "intend," "forecast," "anticipate," "plan," "planning," "expect," "believe," "will likely," "should," "could," "would," "may" or words or expressions of similar meaning. Such statements are not guarantees of future performance and are subject to risks and uncertainties that could cause the company's actual results and financial condition to differ materially from what is  included within the forward-looking statements. Forward-looking statements involve risks and uncertainties, including those relating to the Company's ability to achieve its after tax net income targets, expand its market share and complete strategic acquisitions. Actual results may differ materially from the results predicted and reported results should not be considered as an indication of future performance. Potential risks and uncertainties include, among others, our failure to implement acquisition growth strategy, difficulty to defend our intellectual property rights from infringement, currently unknown and unforeseeable constraints on the Company's ability to continue operations, domestic or global economic conditions -- especially those relating to China, activities of competitors and the presence of new or additional competition, and changes in United States Federal or State laws, restrictions and regulations on doing business in a foreign country, in particular China, and conditions in equity markets. All of such assumptions are inherently subject to uncertainties and contingencies beyond our control and upon assumptions with respect to future business decisions, which are subject to change.

We do not undertake to update the forward-looking statements contained in this press release. For a description of the risks and uncertainties that may cause actual results to differ from the forward-looking statements contained in this press release, see our most recent Annual Report filed with the Securities and Exchange Commission (SEC) on Form 10-K, and our subsequent SEC filings. Copies of filings made with the SEC are available through the SEC’s electronic data gathering analysis retrieval system (EDGAR) at www.sec.gov.

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Contact:

China Valves Technology, Inc.
Ray Chen, VP of Investor Relations
Tel: +1-650-281-8375
raychen@cvalve.net
http://www.cvalve.net/en/

CCG Investor Relations
Crocker Coulson, President
Tel: +1-646-213-1915
crocker.coulson@ccgir.com
http://www.ccgir.com